PTC Announces Second Quarter Fiscal Year 2018 Results

Revenue and EPS Exceed High End of Guidance; Raises Revenue, EPS, and Free Cash Flow Guidance

NEEDHAM, MA, April 18, 2018 -PTC (NASDAQ: PTC) today reported financial results for its fiscal second quarter ended March 31, 2018.

●
Second quarter total revenue was $308 million
●
Second quarter GAAP net income was $8 million or $0.07 per diluted share; non-GAAP net income was $40 million or $0.34 per diluted share
●
Second quarter license and subscription bookings were $99 million and subscription mix was 78%
●
Total deferred revenue, billed and unbilled, was $1.26 billion, an increase of 43% from the same period last year
●
Second quarter subscription Annualized Recurring Revenue (ARR) was $453 million, an increase of $188 million or 71% from the same period last year

“Our second quarter results were a continuation of the strong performance we have been driving across our product portfolio,” said James Heppelmann, President and CEO, PTC. “Total revenue, operating margin and EPS all exceeded the high end of our guidance, and new bookings were at the midpoint of our guidance range.”

Heppelmann added, “We are pleased with our second quarter performance and are raising fiscal 2018 revenue, EPS and free cash flow guidance. For the first half of the fiscal year, CAD bookings grew double-digits, far outpacing market growth, PLM bookings grew at market, ThingWorx continued to set the standard for Industrial Innovation Platforms, and interest in our augmented reality (AR) solutions accelerated.”

Additional second quarter operating and financial highlights are set forth below. Information about our bookings and other reporting measures is provided beginning on page four. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

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Q2’18 license and subscription bookings were $99 million, up 4% year over year, despite one large Q2 forecasted deal that did not close until the beginning of Q3. On a year-to-date basis, bookings were $203 million, up 10% year over year, and the subscription mix was 72%.

●
Q2’18 GAAP software revenue was $262 million and non-GAAP software revenue was $263 million, an increase of 12% year over year in each case, despite a 700 basis point increase in the subscription mix compared to the same period last year.

●
Approximately 91% of second quarter software revenue came from recurring revenue streams, up from 88% in the same period last year.

●
Annualized Recurring Revenue (ARR) was $961 million, an increase of 15% year over year and the fifth consecutive quarter of double-digit growth.

●
Total deferred revenue – billed and unbilled - increased $382 million or 43% year-over-year and increased $94 million or 8% sequentially to $1.26 billion. Billed deferred revenue increased 1% year-over year and 15% sequentially, to $498 million. Billed deferred revenue can fluctuate quarterly based upon the contractual billings dates in our recurring revenue contracts, as well as the timing of our fiscal reporting periods. Q2’18 ended on March 31st this year, as opposed to April 1st for Q2’17. Recurring revenue billings on April 1, 2018 were approximately $79 million, so had Q2’18 ended on April 1, billed deferred revenue would have grown approximately 17% year over year.

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GAAP professional services gross margin in the second quarter was 17% compared to 14% in the same period last year; non-GAAP professional services gross margin was 21% compared to 18% in the same period last year.

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GAAP operating margin in the second quarter was 7%, compared to 3% in the same period last year; non-GAAP operating margin was 18%, compared to 16% in the same period last year.

●
Operating cash flows in the second quarter were $111 million compared to $76 million in the same period last year and free cash flow was $106 million compared to $69 million in the same period last year, an increase of 54%; second quarter operating cash flows and free cash flow include cash payments of approximately $1 million related to our October 2015 restructuring plan, compared to $13 million in the same period last year.

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Total cash, cash equivalents, and marketable securities as of the end of the second quarter were $355 million and total debt, net of deferred issuance costs, was $643 million. During the quarter, we repaid approximately $100 million ofdebt.

●
As part of our previously announced share repurchase program, we plan to enter into a $100 million accelerated stock repurchase agreement on April 20, 2018, and expect that the repurchase will be completed by the end of our fiscal Q3 2018.

Fiscal 2018 Business Outlook
For the third quarter and fiscal year ending September 30, 2018, the company expects:
In millions except per share amounts
Operating Measures(1)	Q3’18 Low	Q3’18 High	FY’18 Low	FY’18 High

Subscription ACV	$ 44	$ 48	$ 182	$ 190
License and Subscription Bookings	$ 105	$ 115	$ 455	$ 475
Subscription % of Bookings	83%	83%	80%	80%
(1) An explanation of the metrics included in this table is provided below.
Financial Measures	Q3’18 Low	Q3’18 High	FY’18 Low	FY’18 High
Subscription Revenue	$ 128	$ 130	$ 475	$ 480
Support Revenue	120	120	507	507
Perpetual License Revenue	17	20	92	97
Total Software Revenue	265	270	1,074	1,084
Professional Services Revenue	45	45	176	176
Total Revenue	$ 310	$ 315	$ 1,250	$ 1,260

Operating Expense (GAAP)	$ 208	$ 211	$ 824	$ 834
Operating Expense (Non-GAAP)	184	187	729	739
Operating Margin (GAAP)	5%	7%	7%	7%
Operating Margin (Non-GAAP)	16%	17%	17%	18%
Tax Rate (GAAP)	15%	15%	5%	5%
Tax Rate (Non-GAAP)	11%	9%	11%	9%
Shares Outstanding (GAAP)	118	118	118	118
Shares Outstanding (Non-GAAP)	118	118	118	118
EPS (GAAP)	$ 0.04	$ 0.07	$ 0.31	$ 0.38
EPS (Non-GAAP)	$ 0.30	$ 0.34	$ 1.31	$ 1.41
Free Cash Flow			$ 210	$ 220
Adjusted Free Cash Flow			$ 214	$ 224

The third quarter and fiscal 2018 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known nor reflected).

In millions	Q3’18	FY’18

Effect of acquisition accounting on fair value of acquired deferred revenue	$ 0	$ 1
Restructuring charges	-	(1)
Headquarters relocation charges (1)	2	5
Intangible asset amortization expense	15	58
Stock-based compensation expense	17	71
Total Estimated Pre-Tax GAAP adjustments	$ 34	$ 134

(1) Represents accelerated depreciation expense recorded in anticipation of exiting our current headquarters facility. In 2019, we will be moving into a new worldwide headquarters in the Boston Seaport District and we will be vacating our current headquarters space. Because our current headquarters lease will not expire until November 2022, we are seeking to sublease that space. If we are unable to sublease our current headquarters space for an amount at least equal to our rent obligations under the current headquarters lease, we will bear overlapping rent obligations for those premises and will be required to record a charge related to any rent shortfall. A charge for such shortfall will be recorded in the earlier of the period that we cease using the space (which will likely occur in the second quarter of our fiscal 2019) or the period we exit the lease contract. Additionally, we will incur other costs associated with the move which will be recorded as incurred.

PTC’s Fiscal 2018 Second Quarter Results Conference Call, Prepared Remarks and Data Tables
Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, April 18, 2018. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 773-799-3757 or 800-857-5592 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 800-947-6766 and entering the pass code 7019. The archived webcast will also be available on PTCs Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period. Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Total Deferred Revenue
Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. We define Unbilled Deferred Revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized.

Software Revenue
Any reference to “total recurring software revenue” or “recurring software revenue” means the sum of subscription revenue and support revenue. Any reference to “total software revenue” or “software revenue” means the sum of subscription revenue, support revenue and perpetual license revenue. “Subscription revenue” includes cloud services revenue.

Navigate Allocation
Revenue and bookings for Navigate, a ThingWorx-based IoT solution for PLM are allocated 50% to Solutions and 50% to IoT.

Annualized Recurring Revenue (ARR)
To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. (A related metric is Subscription ARR, which is calculated by dividing the portion of non-GAAP revenue attributable to subscription for the quarter by the number of days in the quarter and multiplying by 365.) ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract. These factors can result in variability in disclosed ARR.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock-based compensation, amortization of acquired intangible assets, acquisition-related charges included in general and administrative costs, restructuring charges, headquarters relocation charges, and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” beginning on page 33 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

A reconciliation of non-GAAP measures to GAAP results is provided within this press release.  PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our third quarter and full fiscal 2018 targets, and other future financial and growth expectations and targets and anticipated tax rates, and our plans to repurchase $100 million of our common stock in an accelerated repurchase transaction in the third quarter, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may deteriorate; customers may not purchase our solutions or convert to subscription when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our transition to subscription-only licensing in the Americas and Western Europe could adversely affect sales and revenue; sales of our solutions as subscriptions may not have the longer-term effect on revenue and earnings that we expect; we may be unable to expand our partner ecosystem as we expect and our partners may not generate the revenue we expect; we may be unable to improve performance in Japan when or as we expect; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits or other matters could preclude share repurchases. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC (NASDAQ: PTC)
PTC helps companies around the world reinvent the way they design, manufacture, operate, and service things in and for a smart, connected world. In 1986 we revolutionized digital 3D design, and in 1998 were first to market with Internet-based product lifecycle management. Today, our leading industrial innovation platform and field-proven solutions enable you to unlock value at the convergence of the physical and digital worlds. With PTC, manufacturers and an ecosystem of partners and developers can capitalize on the promise of the Internet of Things and augmented reality technology today and drive the future of innovation.
PTC.com           @PTC           Blogs

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Revenue:
Subscription	$112,931	$65,780	$212,939	$120,142
Support	126,683	141,718	257,880	293,196
Total recurring revenue	239,614	207,498	470,819	413,338
Perpetual license	22,839	27,372	56,824	61,751
Total subscription, support and license revenue	262,453	234,870	527,643	475,089
Professional services	45,430	45,170	86,884	91,278
Total revenue	307,883	280,040	614,527	566,367

Cost of revenue:
Cost of license and subscription revenue (1) (2)	23,119	20,555	47,495	40,685
Cost of support revenue (1) (2)	23,030	22,576	45,230	45,393
Total cost of software revenue	46,149	43,131	92,725	86,078
Cost of professional services revenue(1)	37,482	38,699	73,864	77,867
Total cost of revenue	83,631	81,830	166,589	163,945

Gross margin	224,252	198,210	447,938	402,422

Operating expenses:
Sales and marketing (1)	98,330	87,777	197,645	178,467
Research and development (1)	62,194	57,710	126,163	115,624
General and administrative (1)	33,353	36,800	68,357	73,495
Amortization of acquired intangible assets	7,895	7,946	15,716	16,013
Restructuring and headquarters charges, net (3)	114	464	219	6,749
Total operating expenses	201,886	190,697	408,100	390,348

Operating income	22,366	7,513	39,838	12,074
Other expense, net	(10,820)	(8,569)	(21,821)	(19,633)
Income (loss) before income taxes	11,546	(1,056)	18,017	(7,559)
Provision (benefit) for income taxes (4)	3,624	48	(3,782)	2,686
Net income (loss)	$7,922	$(1,104)	$21,799	$(10,245)

Earnings (loss) per share:
Basic	$0.07	$(0.01)	$0.19	$(0.09)
Weighted average shares outstanding	116,241	115,709	115,986	115,498

Diluted	$0.07	$(0.01)	$0.19	$(0.09)
Weighted average shares outstanding	117,905	115,709	117,780	115,498

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017
Cost of license and subscription revenue	$408	$314	$821	$607
Cost of support	690	1,355	1,498	2,499
Cost of professional services revenue	1,669	1,538	3,375	2,995
Sales and marketing	5,038	4,130	9,917	7,751
Research and development	3,383	3,951	6,343	6,948
General and administrative	5,838	10,289	13,403	18,765
Total stock-based compensation	$17,026	$21,577	$35,357	$39,565

(2)
In the third quarter of 2017, PTC began reporting cost of support revenue separate from cost of license and subscription revenue. Costs for previous periods have also been separately reported to conform to the current period presentation.

(3)	Headquarters relocation charges represent accelerated depreciation expense recorded in anticipation of the exit of our current headquarters facility.
(4)	Our 2018 year-to-date tax rate includes a benefit of $7 million relating to the enactment of the Tax Cuts and Jobs Act.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

GAAP revenue	$307,883	$280,040	$614,527	$566,367
Fair value adjustment of acquired deferred subscription revenue	75	411	191	1,057
Fair value adjustment of acquired deferred services revenue	233	262	480	530
Non-GAAP revenue	$308,191	$280,713	$615,198	$567,954

GAAP gross margin	$224,252	$198,210	$447,938	$402,422
Fair value adjustment of acquired deferred revenue	308	673	671	1,587
Fair value adjustment to deferred services cost	(96)	(108)	(200)	(221)
Stock-based compensation	2,767	3,207	5,694	6,101
Amortization of acquired intangible assets included in cost of revenue	6,556	6,389	13,231	12,777
Non-GAAP gross margin	$233,787	$208,371	$467,334	$422,666

GAAP operating income	$22,366	$7,513	$39,838	$12,074
Fair value adjustment of acquired deferred revenue	308	673	671	1,587
Fair value adjustment to deferred services cost	(96)	(108)	(200)	(221)
Stock-based compensation	17,026	21,577	35,357	39,565
Amortization of acquired intangible assets included in cost of revenue	6,556	6,389	13,231	12,777
Amortization of acquired intangible assets	7,895	7,946	15,716	16,013
Acquisition-related charges included in general and administrative costs	133	554	140	723
Restructuring charges, net	(839)	464	(734)	6,749
Headquarters relocation charges	953	-	953	-
Non-GAAP operating income (1)	$54,302	$45,008	$104,972	$89,267

GAAP net income (loss)	$7,922	$(1,104)	$21,799	$(10,245)
Fair value adjustment of acquired deferred revenue	308	673	671	1,587
Fair value adjustment to deferred services cost	(96)	(108)	(200)	(221)
Stock-based compensation	17,026	21,577	35,357	39,565
Amortization of acquired intangible assets included in cost of revenue	6,556	6,389	13,231	12,777
Amortization of acquired intangible assets	7,895	7,946	15,716	16,013
Acquisition-related charges included in general and administrative costs	133	554	140	723
Restructuring charges, net	(839)	464	(734)	6,749
Headquarters relocation charges	953	-	953	-
Non-operating credit facility refinancing costs	-	1,152	-	1,152
Income tax adjustments (2)	(80)	(2,787)	(11,080)	(2,639)
Non-GAAP net income	$39,778	$34,756	$75,853	$65,461

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), CONT'D.
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

GAAP diluted earnings (loss) per share	$0.07	$(0.01)	$0.19	$(0.09)
Fair value adjustment of acquired deferred revenue	-	0.01	0.01	0.01
Stock-based compensation	0.14	0.18	0.30	0.34
Amortization of acquired intangibles	0.12	0.12	0.25	0.25
Acquisition-related charges	-	-	-	0.01
Restructuring charges, net	(0.01)	-	(0.01)	0.06
Headquarters relocation charges	0.01	-	0.01	-
Non-operating credit facility refinancing costs		0.01	-	0.01
Income tax adjustments	-	(0.02)	(0.09)	(0.02)
Non-GAAP diluted earnings per share	$0.34	$0.30	$0.64	$0.56

GAAP diluted weighted average shares outstanding	117,905	115,709	117,780	115,498
Dilutive effect of stock-based compensation plans	-	1,737	-	1,736
Non-GAAP diluted weighted average shares outstanding	117,905	117,446	117,780	117,234

(1)	Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017
GAAP operating margin	7.3%	2.7%	6.5%	2.1%
Fair value of acquired deferred revenue	0.1%	0.2%	0.1%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	5.5%	7.7%	5.8%	7.0%
Amortization of acquired intangibles	4.7%	5.1%	4.7%	5.1%
Acquisition-related charges	0.0%	0.2%	0.0%	0.1%
Restructuring charges, net	-0.3%	0.2%	-0.1%	1.2%
Headquarters relocation charges	0.3%	0.0%	0.2%	0.0%
Non-GAAP operating margin	17.6%	16.0%	17.1%	15.7%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2018 and 2017 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. We have recorded the impact of the Tax Cuts and Jobs Act in our Q1'18 GAAP earnings, resulting in a non-cash benefit of approximately $7 million. We have excluded this benefit from our non-GAAP results.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
	2018	2017

ASSETS

Cash and cash equivalents	$299,776	$280,003
Marketable securities	55,264	50,315
Accounts receivable, net	127,151	152,299
Property and equipment, net	59,210	63,600
Goodwill and acquired intangible assets, net	1,421,633	1,440,680
Other assets	365,780	373,487

Total assets	$2,328,814	$2,360,384

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$497,777	$458,907
Debt, net of deferred issuance costs	642,837	712,406
Other liabilities	260,476	303,635
Stockholders' equity	927,724	885,436

Total liabilities and stockholders' equity	$2,328,814	$2,360,384

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Cash flows from operating activities:
Net income (loss)	$7,922	$(1,104)	$21,799	$(10,245)
Stock-based compensation	17,026	21,577	35,357	39,565
Depreciation and amortization	21,681	21,229	42,727	42,683
Accounts receivable	10,424	(5,811)	32,027	15,373
Accounts payable and accruals	13,927	13,022	(39,130)	(40,586)
Deferred revenue	36,972	39,183	59,027	27,457
Income taxes	138	(8,584)	(14,134)	(14,680)
Other	3,058	(3,086)	(1,398)	(31,017)
Net cash provided by operating activities (1)	111,148	76,426	136,275	28,550

Capital expenditures	(4,762)	(7,689)	(11,139)	(14,789)
Acquisition of businesses, net of cash acquired	(3,000)	-	(3,000)	-
Purchase of intangible asset	(500)	-	(3,000)	-
Proceeds (payments) on debt, net	(100,000)	(20,000)	(70,000)	(40,000)
Proceeds from issuance of common stock	7,472	3,978	7,472	3,978
Payments of withholding taxes in connection with
vesting of stock-based awards	(454)	(543)	(33,942)	(19,166)
Proceeds from investments	-	13,716	-	15,218
Contingent consideration	-	-	(3,176)	(2,711)
Purchases of marketable securities, net	(5,046)	1,280	(5,554)	1,280
Other financing & investing activities	-	(184)	-	(184)
Foreign exchange impact on cash	3,239	2,965	5,837	(6,795)

Net change in cash and cash equivalents	8,097	69,949	19,773	(34,619)
Cash and cash equivalents, beginning of period	291,679	173,367	280,003	277,935
Cash and cash equivalents, end of period	$299,776	$243,316	$299,776	$243,316

(1)
Effective the beginning of fiscal 2018, in accordance with the adoption of ASU 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting," excess tax benefits are now classified as an operating activity on the statement of cash flows rather than as a financing activity. The prior period excess tax benefits have been reclassified for comparability.